Exhibit 1

Joint Filing Agreement

                The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.  The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate.

                This Agreement may be executed counterparts and each of such counterparts taken together shall constitute one and the same instrument.

Date: February 14, 2003	NORTHROP GRUMMAN SPACE &
MISSION SYSTEMS CORP.

	By:	/s/ Howard V. Knicely

Howard V. Knicely
Executive Vice President

Date: February 14, 2003	NORTHROP GRUMMAN CORPORATION

	By:	/s/ John H. Mullan

John H. Mullan
Corporate Vice President and Secretary